SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D. C.

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) NOVEMBER 24, 1997

                            UNITED BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

         WEST VIRGINIA                  0-13322           55-0641179
(State or other jurisdiction of       (Commission       (I.R.S. Employer
 incorporation or organization)        File No.)      Identification No.)

         300 United Center
         500 Virginia Street, East
         Charleston, West Virginia                              25301
  (Address of principal executive offices)                     Zip Code

                                 (304) 424-8761
              (Registrant's telephone number, including area code)

                                 Not Applicable
             (Former name or address, if changed since last report)


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ITEM 5.  OTHER EVENTS

         At the regular Board of Directors meeting held on November 24, 1997, United Bankshares, Inc.'s Board of Directors voted on and approved the following: the fourth quarter 1997 regular dividend to shareholders, a 100% stock dividend to shareholders and a modification to the stock repurchase plan.

         The fourth quarter dividend of 35(cent) per share was declared for shareholders of record as of December 12, 1997. The fourth quarter dividend payout of approximately $5.2 million on fifteen million shares is payable January 2, 1998.

         The 100% stock dividend, payable March 27, 1998, to shareholders of record as of March 13, 1998, is subject to shareholder approval and is expected to be voted on at the February special shareholders' meeting to be held in connection with United's pending merger with George Mason Bankshares, Inc. Also, at the special meeting, shareholders will vote to issue the shares in the George Mason merger and increase United's authorized shares to accommodate the additional shares for the George Mason merger.

         The Board of Directors also modified United's current stock repurchase program at the meeting. The modified plan reduced the total number of shares under the plan to 100,000 shares from the original 400,000 shares, but kept the same per share price cap at which the shares would be repurchased on the open market. The timing, price and quantity of purchases under the modified plan will remain at the discretion of the company and the modified plan may be discontinued at any time. United's stock closed at $45.25 per share on the NASDAQ market on November 21, 1997. United currently has 14.97 million shares of common stock outstanding.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)      Exhibits

         99.1 Press release dated November 25, 1997 announcing the fourth quarter 1997 regular dividend to shareholders, the 100% stock dividend and the modification to the stock repurchase plan

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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         UNITED BANKSHARES, INC.

Date November 26, 1997                   By /s/ Steven E. Wilson
    ___________________                    ______________________________
                                         Steven E. Wilson
                                         Its Executive Vice President,
                                         Secretary and Chief Financial Officer

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                                 Exhibit Index

         99.1 Press release dated November 25, 1997 announcing the fourth quarter 1997 regular dividend to shareholders, the 100% stock dividend and the modification to the stock repurchase plan.

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               [United Bankshares, Inc. News Release Letterhead]

FROM:      United Bankshares, Inc.                FOR IMMEDIATE RELEASE
           514 Market Street
           Parkersburg, WV  26101

Contact:   Steven E. Wilson                       Date: November 25, 1997
           Executive Vice President
           and Chief Financial Officer
           (304) 424-8800

                    UNITED BANKSHARES DECLARES DIVIDENDS AND
                          AMENDS STOCK REPURCHASE PLAN

         Richard M. Adams, Chairman and Chief Executive Officer of United Bankshares, Inc. (UBSI), announced that at the November 24, 1997 board meeting, United's Board of Directors declared the fourth quarter dividend, a 100% stock dividend and modified United's current stock repurchase program.

         The fourth quarter dividend of 35(cent) per share for shareholders of record as of December 12, 1997, represents a 9.4% increase over the 32(cent) per share paid in the fourth quarter of 1996.

         The fourth quarter dividend payout of approximately $5.2 million on fifteen million shares is payable January 2, 1998. The year 1997 is the 24th consecutive year of dividend increases to United shareholders. The 1997 dividend of $1.35 equates to a yield of approximately 3% based on recent UBSI market prices.

         The 100% stock dividend, payable March 27, 1998, to shareholders of record as of March 13, 1998, is subject to shareholder approval and is expected to be voted on at the February special shareholders' meeting to be held in connection with United's pending merger with George Mason Bankshares, Inc. Also, at the special meeting, shareholders will vote to issue the shares in the George Mason merger and increase United's authorized shares to accommodate the additional shares for the George Mason merger. The stock dividend should bring the per share price of United's stock into a more favorable trading range and will broaden the distribution of the shares.

                         [United Bankshares, Inc. Logo]

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


News Release
United Bankshares Declares...
November 25, 1997
Page Two

         The Board of Directors also modified United's current stock repurchase program at the meeting. The modified plan reduced the total number of shares under the plan to 100,000 shares from the original 400,000 shares, but kept the same per share price cap at which the shares would be repurchased on the open market. The timing, price and quantity of purchases under the modified plan will remain at the discretion of the company and the modified plan may be discontinued at any time. United's stock closed at $45.25 per share on the NASDAQ market on November 21, 1997. United currently has 14.97 million shares of common stock outstanding.

         United previously reported third quarter and first nine months of 1997 earnings of 68(cent) and $2.01 per share, respectively. On a net income basis, United earned $30.5 million for the first nine months of 1997, compared to $20.6 million reported during the first nine months of 1996. United continues to be ranked as one of the top performing banking companies in the country based on a return on average assets of 1.72%.

         United's pending merger with George Mason Bankshares, Inc. of Fairfax, Virginia, with assets of approximately $970 million, is on schedule to close in April of 1998. The combination will increase United's Northern Virginia franchise to more than $1.3 billion in assets. Following completion of the proposed merger with George Mason, United will have consolidated assets of over $3.5 billion with 74 full service offices in West Virginia, Virginia, Maryland and Washington, D.C. Consummation of the transaction is subject to shareholder approval and the receipt of all required regulatory approvals, as well as other customary conditions.

         United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".

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